Exhibit 10.1

EXECUTION VERSION

This AMENDMENT NO. 2 (this “Amendment”) is entered into on December 22, 2015 (the “Effective Date of this Amendment”) between CTC Media, Inc., a corporation organized and existing under the law of the State of Delaware (the “Seller”), and UTV-Management LLC, a company organized and existing under the law of the Russian Federation (the “Purchaser”, and together with the Seller, the “Parties”), and amends the Framework Agreement between the Parties dated September 24, 2015, as amended by Amendment No. 1 thereto dated December 15, 2015 (as amended, the “Framework Agreement”).

R E C I T A L S

WHEREAS, the Seller and the Purchaser are party to the Framework Agreement; and

WHEREAS, the Parties desire to amend the Framework Agreement as hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual covenants and undertakings herein provided, the Parties hereby agree as follows:

1.                                      DEFINED TERMS; INTERPRETATION

1.1                               In this Amendment, unless the contrary intention appears, a reference to a section is a reference to a section of this Amendment.

1.2                               The headings in this Amendment do not affect its interpretation.

1.3                               For purposes of this Amendment, unless otherwise defined herein, capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 1.01 of the Framework Agreement.

1.4                               The rules of interpretation set forth in Section 1.02 of the Framework Agreement shall apply mutatis mutandis to this Amendment as fully as if expressly set forth herein.

2.                                      AMENDMENT

2.1                               The amendments set out in section 2.2 shall be effective from the Effective Date of this Amendment.

2.2                               The Parties hereby agree that the Framework Agreement will be amended as follows:

(i)                                    Amendment to Section 2.02 of the Framework Agreement. The Parties hereby agree that the reference to “December 21, 2015” set forth in Section 2.02 of the Framework agreement shall be amended to read “December 23, 2015”.

(ii)                                 Amendment to Section 2.01(c) of the Framework Agreement. The Parties hereby agree to amend Section 2.01(c) of the Framework Agreement as follows:

(a)                                 by replacing each reference to “as of the fifth (5th) Business Day prior to the scheduled Closing Date” with “as of December 14, 2015”; and

(b)                                 by replacing the reference to “the third (3rd) Business Day prior to the scheduled Closing Date” at the end of Section 2.01(c) with “as of December 21, 2015”.

(iii)                               Waiver of the Purchase Price Adjustment Pursuant to Section 2.02(c)(ii) of the Framework Agreement.

(a)                                 Pursuant to Section 2.01(c)(ii) of the Framework Agreement, the Purchase Price shall be subject to adjustment as follows: to the extent that the aggregate Indebtedness of the Acquired Companies organized under the laws of Kazakhstan exceeds the aggregate principal amount of USD 1.5 million and (y) to the extent the Kazakh Cash is less than USD 2.7 million, calculated as of the fifth (5th) Business Day prior to the scheduled Closing Date, then the Purchase Price shall be decreased in US dollars by such amount(s) multiplied by a coefficient of 0.45. Pursuant to Section 2.01(c) of the Framework Agreement, the Parties shall confirm such adjustment (if any) to the Purchase Price no later than the third (3rd) Business Day prior to the scheduled Closing Date.

(b)                                 The Seller hereby requests that the Purchaser waive any contractual rights to the adjustment of the Purchase Price contemplated by Section 2.01(c)(ii) of the Framework Agreement (“Kazakhstani Indemnity Adjustment Rights”). Under Section 10.01 of the Framework Agreement, the waiver of any term of the Framework Agreement may be effected by an instrument in writing signed by the waiving Party referring specifically to the term or condition to be waived and to the circumstances of such waiver.

(c)                                  By execution of this Amendment, and subject to paragraph (d) below, the Purchaser hereby expressly waives the Kazakhstani Indemnity Adjustment Rights.

(d)                                 The Parties agree that, to the extent that at the time of the determination of the Net Cash Flow Shortfall pursuant to Section 2.01(d) of the Framework Agreement (i) the aggregate Indebtedness of the Acquired Companies organized under the laws of Kazakhstan (“Kazakh Indebtedness”) exceeds the aggregate principal amount of USD 0.890 million and/or (ii) the Kazakh Cash is less than USD 2.155 million, each calculated as of the Closing, then the Purchaser shall have a right to reduce the Purchase Price (by deduction from the Holdback Amount) by an amount equal to (x) the principal amount of Kazakh Indebtedness in excess of USD 0.890 million principal amount and/or (y) the amount that the Kazakh Cash is less than USD 2.155 million , in each case multiplied by a coefficient of 0.45.

(iv)                              Waiver of the Litigation Indemnity Pursuant to Section 2.02(c)(iv) of the Framework Agreement.

(a)                                 Pursuant to Section 2.01(c)(iv) of the Framework Agreement, the Purchase Price shall be subject to adjustment by the amount of the Litigation Indemnity to the extent that there is any such amount outstanding as of the fifth (5th) Business Day prior to the scheduled Closing Date. Pursuant to Section 2.01(c) of the Framework Agreement, the Parties shall confirm such adjustment (if any) to the Purchase Price no later than the third (3rd) Business Day prior to the scheduled Closing Date.

(b)                                 The Seller has informed the Purchaser that, as at the date of this Amendment, the parties to the claim disclosed in Section 3.17 of the Disclosure Schedule and Section 3.17 of the Supplemental Disclosure Schedule have reached agreement in principle on a settlement of such claim, pursuant to which an Acquired Company shall enter into a distribution agreement with respect to CTC-International programming in the United States of America and make a settlement payment in the amount of USD 100,000 (the “USD 100,000 Settlement).  The Seller hereby requests that the Purchaser waive any contractual rights to an adjustment of the Purchase Price with respect to the Litigation Indemnity as contemplated by Section 2.01(c)(iv) of the Framework Agreement (“Litigation Indemnity Adjustment Rights”). Under Section 10.01 of the Framework Agreement, the waiver of any term of the Framework Agreement may be effected by an instrument in writing signed by the waiving Party referring specifically to the term or condition to be waived and to the circumstances of such waiver.

(c)                                  By execution of this Amendment, and subject to paragraph (d) below, the Purchaser hereby expressly waives the Litigation Indemnity Adjustment Rights.

(d)                                 The Parties agree that the Purchaser shall have the right to reduce the Purchase Price (by deduction from the Holdback Amount) by the following amounts:  (i) the amount of the USD 100,000 Settlement; (ii) any other amounts paid out in connection with such claims between the date hereof and the date of the determination of the Net Cash Flow Shortfall pursuant to Section 2.01(d) of the Framework Agreement; and/or (iii) any amount outstanding in respect of the Litigation Indemnity (which, for the avoidance of doubt, shall continue to apply until such date) at the time of such determination.

(v)                                 Waivers Under Sections 2.03(a) and (b) of the Framework Agreement.

(a)                                 Pursuant to Section 2.03(a) of the Framework Agreement, at Closing the Seller shall comply with its obligations set out in Schedule 2.03 of the Framework Agreement.  Pursuant to paragraph 5 of Schedule 2.03 to the Framework Agreement, at Closing the Seller shall procure the passing of resolutions of the CEO of the Target revoking (i) all existing authorities to operate any bank accounts of the Acquired Companies and (ii) all existing powers of attorney to act for any Acquired Company in each case held by, inter alia, any employee of the Seller.  Pursuant to Section 2.03(b) of the Framework Agreement, if any of the obligations of the Seller under Section 2.03(a) and Schedule 2.03 to this Agreement is not complied with on the Closing Date, the Purchaser may defer Closing.

(b)                                 The Seller has informed the Purchaser that, as at the Closing Date, the individual named on Exhibit 1 hereto will also hold the positions and authorities with the Acquired Companies as set out on Exhibit 1 (the “Continuing Engagement”).

(c)                                  The Seller hereby requests that the Purchaser waive any contractual rights against the Seller for failure to comply at Closing with Section 2.03(a) of the

Framework Agreement that would arise solely as a result of the Continuing Engagement.  By execution of this Amendment, the Purchaser hereby expressly waives its contractual rights against the Seller that would arise solely as a result of the Continuing Engagement and further agrees not to defer the Closing pursuant to Section 2.03(b) of the Framework Agreement solely as a result of the Continuing Engagement.

(vi)                              Waiver of Condition Precedent Set Forth in Section 7.02(k) of the Framework Agreement.

(a)                                 The Seller has informed the Purchaser that, notwithstanding Section 7.02(k) of the Framework Agreement, a guaranty by the Target of the obligations of the Seller in respect of the Seller’s Management Incentive Plan relating to the individual named on Exhibit 2 hereto in the maximum amount as set out on Exhibit 2 (the “Target’s Guaranty”) shall not have been terminated or released as of Closing. By execution of this Amendment, and subject to paragraph (b) below, the Purchaser hereby expressly waives the condition precedent set forth in Section 7.02(k) of the Framework Agreement as it relates to the Target’s Guaranty.

(b)                                 The Parties agree that, to the extent there is any amount outstanding in respect of the Target’s Guaranty at the time of the determination of the Net Cash Flow Shortfall pursuant to Section 2.01(d) of the Framework Agreement, the Purchaser shall have a right to deduct such amount from the Holdback Amount at such time.

(vii)         Amendment With Respect to 5% Resolution

(a)                                 The definition of “5% Resolution” provided in Section 1.01 of the Framework Agreement shall be amended by deleting such definition in its entirety and replacing it with the following:

““5% Resolution” means the written resolutions of Seller and Purchaser as participants of Target (i) to increase the charter capital of Target through the contribution by the Purchaser (or its Affiliate, as designated by Purchaser) in the form of a Russian-law-governed promissory note whereby the Purchaser (or such Affiliate) shall acquire Participation Interests with the result that (immediately upon such issuance) the Purchaser (singly, or together with such Affiliate) holds 80% of the total participation interests of the Target and (ii) to approve the pledge of the Sale Participation Interests by Purchaser in favour of Purchaser’s creditor, substantially in the form set out in Schedule 1.01(h).”

(b)                                 Schedule 1.01(h) to the Framework Agreement shall be amended by deleting such Schedule in its entirety and replacing it with the form documents set out in Exhibit 3 to this Amendment.

3.                                      MISCELLANEOUS

3.1                               Generally.  The provisions of Article X (Miscellaneous) of the Framework Agreement shall apply mutatis mutandis to this Amendment as fully as if expressly set forth herein.

3.2                               Governing Law.  The validity, construction, interpretation, and effect of this Amendment and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Amendment shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

3.3                               Integration.  The Framework Agreement, as amended by this Amendment, and the other Transaction Documents constitute the entire agreement between the Parties with respect to the matters contained herein and therein and all prior contracts or arrangements between them with respect to such matters are superseded.  Any oral or written representation, warranty, course of dealing or trade usage not contained or referenced herein or therein will not be binding on the Parties.

3.4                               Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute only one legal instrument.

3.5                               References to the Framework Agreement.  On and after the Effective Date of this Amendment, each reference in the Framework Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Framework Agreement shall mean and be a reference to the Framework Agreement as amended by this Amendment.

3.6                               Effect of this Amendment.  Except as otherwise expressly provided in this Amendment (which shall be read as one with the Framework Agreement as if fully set forth herein):

(a)                                 this Amendment shall not operate as a waiver of any right, power or remedy of any Party, nor constitute a waiver of any provision of the Framework Agreement; and

(b)                                 the Framework Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

PURCHASER:

UTV-MANAGEMENT LLC

By:
Name:
Title:

SELLER:

CTC MEDIA, INC.

By:
Name:
Title: